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Vista Gold Corp.
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March 2014

Dear Fellow Shareholder:

I am pleased to report that in 2013 our Company made significant progress in the evaluation and preparations for development of our core project in Australia.  In May we completed a preliminary feasibility study ("PFS") on the Mt. Todd gold project, in June we submitted the draft environmental impact statement ("EIS") and we are now targeting to receive final approval of the EIS in the 3rd quarter of this year.  We also completed a preliminary economic assessment on the Guadalupe de los Reyes gold/silver project in March.

2013 was a very dynamic year in the gold sector.  Our good news and progress on project evaluation and development was offset by a 25% decrease in the price of gold in the second quarter.  This in turn challenged already difficult equity markets and disappointing equity valuations across the gold sector.  Vista was not immune from the broad sector malaise and we experienced a significant decrease in the trading price of the shares of the Company.

We continue to manage our financial resources to ensure that the Company is adequately financed and have developed our financing strategy in response to the changing market conditions.  In March, we completed a Cdn$10 million loan facility in a market that favored the development of the Mt. Todd gold project.  Since the end of the first half of 2013, we have successfully pursued financing alternatives that have not resulted in shareholder dilution and have repaid a significant amount of the loan facility.

Today we are a smaller Company and have taken significant steps to reduce our cash expenditures.  The executive management team and the Board of Directors voluntarily reduced their salaries and fees (respectively) by 20% effective August 1, 2013.  The completion of cash intensive programs at the Mt. Todd gold project (PFS, EIS and water remediation programs) has resulted in significant reductions in cash costs for the Company.  We expect the gold price to improve over time and I am confident that we are positioned to achieve an increase in shareholder value as the gold price improves.

The following is an update on the Company’s projects and other interests:

Mt Todd Gold Project, Northern Territory, Australia

We are making good progress toward reaching the approval of the EIS for the project.  Public consultation has been completed and we are now responding to the last questions from the Environmental Protection Authority of the Northern Territory.  We are reviewing potential opportunities to further optimize the Mt. Todd gold project.  The Company has completed most of the engineering work for a feasibility study on the project. Accordingly, we believe the project is well positioned to move forward quickly in a better gold price environment.

Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico

At the beginning of this year, we entered into a non-binding letter of intent with Cangold Limited to option our interest in the Guadalupe de los Reyes gold/silver project.  If a definitive agreement is entered into, the Company expects the agreement to provide that Cangold can exercise an option to acquire (i) a 70% interest in the project by making cash payments totaling $5 million over a three year period and (ii) the remaining 30% of the project upon declaring a development decision on the project and paying the Company an additional $3 million, plus a premium based on any growth in measured and indicated resources and gold price improvement.

Other Interests

In October, we sold our interest in the Los Cardones gold project for $13 million.  The purchasers made a non-refundable payment of $7 million to the Company at closing.  An additional payment of $6 million was due in January of this year.  We subsequently agreed to extend the due date for the second payment to July 31, 2014.  We remain convinced that the purchasers are deploying the appropriate level of effort and expenditure to achieve the goal of receiving the permits for the project.

At the Golden Meadows Project in Idaho, Midas Gold has announced that it expects to complete an updated mineral resource estimate that will form the basis of a preliminary feasibility study expected to be completed in mid-2014.  In February of this year, Vista sold 16 million shares of its Midas Gold interest and reduced its holding to 15.8 million shares or approximately 12.4% of the then outstanding shares of Midas Gold.

In December, we converted our interest in the Awak Mas gold project in Indonesia to a 2.0 - 2.5 % NSR royalty interest on the first 2.5 million ounces of gold produced.  The conversion of our interest to the NSR royalty allowed us to avoid the outlay of certain cash payments to Awak Mas Holdings Pty Ltd. and the ongoing expense of funding 20% of the project, while providing upside potential on the first 2.5 million ounces of gold produced.

The Amayapampa gold project in Bolivia, where we own a 3.5% NSR royalty on the first 720,000 ounces of gold produced, is moving forward under the leadership of LionGold Corp.  We look forward to the development of this project as LionGold advances its strategy to build the project.

Looking Forward

I am optimistic about the future of Vista.  While I am very disappointed with our present valuation, I did take advantage of these low share prices to increase my personal holding in Vista.  I hope you see the same opportunity that motivated me.  In the Mt. Todd gold project we hold the largest known undeveloped gold resource in Australia, located in the Northern Territory, which enjoys the benefits of excellent existing infrastructure and proximity to housing, labor and transportation facilities.  We continue to hold 15.8 million shares in Midas Gold with the exposure that provides to increasing gold prices and the results of studies that are expected later this year.  We are focused on positioning the Mt. Todd gold project for future development, carefully managing expenditures across the organization and selling the mill equipment to ensure that we are financed adequately well into 2015.

Finally, I would like to thank our present and former employees for their dedication and hard work on behalf of all of the shareholders of the Corporation, the Board of Directors for their insight and input, and all stakeholders for their support.  Most importantly, I would like to thank you, as shareholders of Vista Gold, for your continued support and vision of what Vista can become.

Frederick H. Earnest
President & CEO

Forward Looking Statements
This letter contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this letter that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as, estimated mineral reserves, the timing for anticipated EIS approval, our plans to manage our resources, improvement in the gold price, our position to significantly increase shareholder value as gold prices improve, the position of the Mt. Todd gold project for rapid development in an improving gold price environment, the entry into and terms of an option agreement for the Guadalupe de los Reyes gold/silver project, receipt of the optional payment for the sale of the Los Cardones gold project, ability of the purchasers of the Los Cardones gold project to receive permits, results of, timing and completion of a preliminary feasibility study on the Golden Meadows Project, advancement and development of the Amayapampa gold project, and other such matters are forward-looking statements and forward-looking information.  The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this letter include the following: our approved business plans, exploration and assay results, mineral resource and reserve estimates and results of preliminary economic assessments, pre-feasibility studies and feasibility studies on our projects, if any.  As well as plans, assessments, studies and results of Midas Gold, LionGold and Awak Mas Holdings.  When used in this letter, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource and reserve estimates, uncertainty as to the Company’s future operating costs and ability to raise capital; risks relating to cost increases for capital and operating costs; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed on March 17, 2014 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.